EXHIBIT 99.1

Blue Coat Systems, Inc.

Fourth Quarter Fiscal 2006 Earnings Conference Call

May 24, 2006, 2:00 p.m. (Pacific Time)

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Blue Coat Systems Q4 2006 financial results conference call. At this time, all participants are in a listen-only mode. Later, we will connect a question-and-answer session, with instructions being given at that time. If you should require assistance during the call, please press star, then zero. As a reminder, this conference is being recorded.

I would now like to turn the conference over to our host, Director of Investor Relations, Ms. Carla Chun. Please go ahead.

C. Chun

Good afternoon, everyone, and welcome to Blue Coat’s conference call for the fourth quarter of fiscal 2006. Thank you all for joining us today. With me on the call today are Brian NeSmith, Blue Coat’s President and Chief Executive Officer, and Kevin Royal, Blue Coat’s Senior Vice President and Chief Financial Officer. Kevin will begin today’s call with a financial overview of the fourth quarter and the current outlook for the first quarter of fiscal 2007. Brian will then follow with his comments and other operating highlights.

During the course of this teleconference, we may make forward-looking statements regarding Blue Coat’s outlook for our first quarter of fiscal 2007 and beyond. These statements are based on current expectations, and are subject to a number of risks and uncertainties that could cause actual results to differ materially. We refer you to the documents that the Company files with the Securities and Exchange Commission, specifically the most recently filed Form 10-Q for the fiscal quarter ended January 31, 2006, and other reports filed from time to time with the SEC. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

Now, I’ll turn the call over to Kevin to discuss the results for the fourth quarter.

K. Royal

Thank you, Carla. Today, we are reporting net revenue, which includes both product and service revenue of $35.9 million for the fourth fiscal quarter of 2006, which is up slightly over the $35.5 million we recognized in the prior quarter. However, this is a healthy 26.5% increase compared to the same quarter in the prior year. Consistent with prior quarters, product revenue includes sales of Blue Coat proxy appliances, third-party sales and sales of Blue Coat WebFilter. The Company generally recognizes revenue related to proxy appliances and third-party sales upon shipment of the product. Sales of Blue Coat WebFilter are recognized ratably over the contract term of one to three years.

In the fourth quarter of fiscal 2006, product revenue decreased 2.4% to $28.3 million from $29.0 million in the prior quarter, due to a decrease in third-party sales offset by an increase in sales of our core gateway products. The decrease in third-party sales to $2.8 million in the fourth fiscal quarter, compared to $6.1 million in the prior quarter, was primarily due to a decrease in sales of third-party web filtering products. Revenue recognized on Blue Coat WebFilter subscriptions increased to $1.5 million in the fourth fiscal quarter, compared to $1.2 million in the prior quarter. However, this modest increase in revenue does not tell the whole story, given the revenue recognition of Blue Coat WebFilter on a ratable basis. The better metric to track Blue Coat WebFilter’s growth is shipments. And to that end, shipments of Blue Coat WebFilter increased 15% to $3.5 million in the fourth quarter, compared to $3.0 million in the prior quarter.

Now, turning to service revenue, the increase of approximately $1.1 million or 16.4% quarter over quarter is attributed to the continued increase in our installed base.

Turning to revenue on a geographic basis, net revenue in North America was $16.4 million, representing approximately 46% of total revenue, while net revenue in EMEA was $14.7 million, representing approximately 41% of total revenue. And net revenue in the Asia-Pacific region was $4.8 million, representing approximately 14% of total revenue.

With regard to net revenue by channel, indirect revenue as a percentage of total net revenue increased from 96% in the prior quarter to 98% in the fourth quarter.

Gross profit on a non-GAAP basis decreased to 70.8% in the fourth fiscal quarter, due primarily to a $200,000 reserve for excess component parts.

Excluding the write-off of acquired in-process R&D, the reversal of restructuring reserves, stock-based compensation expense and the amortization of intangible assets, operating expenses increased approximately $2.2 million to $24.9 million in the fourth quarter. Operating expenses as a percentage of total net revenue increased approximately 5.6% in the fourth quarter.

R&D expense increased by approximately $1.3 million, and increased approximately 3.6% as a percentage of net revenue, due to additional headcount and engineering prototype materials and related costs. Sales and marketing expense increased by approximately $1.0 million, primarily as a result of increased spending on marketing programs and travel costs. G&A expense decreased approximately $100,000 from the prior quarter and was essentially flat as a percentage of net revenue.

For planning purposes, we’re currently forecasting a tax rate of 3% for fiscal 2007.

On a GAAP basis, the Company reported a net loss of $2.6 million or $0.19 per diluted share in the fourth fiscal quarter of 2006, compared to net income of $3.0 million or $0.20 per diluted share in the prior quarter. The decrease in net income is primarily the result of the Permeo acquisition, including the write-off of acquired in-process R&D of $3.3 million, the amortization of intangible assets of approximately $400,000, the reversal of restructuring reserves of approximately $150,000 and stock-based compensation expense of less than $100,000. Operating expenses related to Permeo during the fourth quarter were approximately $1.2 million or $0.08 per diluted share.

On a non-GAAP basis, the Company reported net income of $1.0 million or $0.07 per diluted share in the fourth quarter of 2006, compared to non-GAAP net income of $3.2 million or $0.21 per diluted share in the prior quarter. The non-GAAP financial measures reported for the fourth quarter of fiscal 2006 exclude the write-off of acquired in-process R&D, the amortization of intangible assets, the reversal of restructuring reserves and stock-based compensation expense, all of which I previously mentioned. For additional clarification, a reconciliation of non-GAAP to GAAP financial measures is included in our earnings release.

Turning to the balance sheet, we ended the quarter with cash, restricted cash and short-term investments of $58.5 million, representing a decrease of $13.4 million from the prior quarter, due primarily to the acquisition of Permeo, partially offset by cash flow from operations. Operating cash flow in the fourth fiscal quarter decreased to $1.3 million, compared to $8.4 million in the prior quarter, and capital expenditures were $1.2 million for the fourth fiscal quarter.

The accounts receivable balance increased to $22 million, due to the increase in DSOs, which increased to 55 days in the fourth fiscal quarter, with the linearity of shipments favoring the latter portion of the quarter. Total deferred revenue increased $4.1 million from the prior quarter. The increase was due primarily to increased shipments of Blue Coat WebFilter, which contributed approximately $2.3 million of the increase, and service billings, which contributed an additional $2.9 million, offset by a decrease of $1.1 million in other ratable products.

Turning to our guidance for the first fiscal quarter of 2007, which ended on July 31, 2006, the Company currently anticipates net revenue in the range of $36.1 to $36.6 million. We expect a net loss on a GAAP basis in the range of $2.2 to $2.6 million, or $0.15 to $0.17 per diluted share. On a non-GAAP basis, which excludes the amortization of intangible assets and stock-based compensation expense, net income is expected to be $600,000 to $1.0 million or $0.04 to $0.06 per diluted share.

This guidance excludes our current estimate of approximately $2.7 million of expense related to the fair value of stock-based compensation, in conjunction with our adoption of FAS 123(R) in the first quarter of fiscal 2007. However, under our current business model and our current stock price, we estimate that stock-based compensation expense will be somewhere in the range of $2.5 to $3.0 million in the first fiscal quarter of 2007.

Now, let me turn it over to Brian for his perspective on the quarter and our business going forward.

B. NeSmith

Good afternoon. Thank you, Kevin, for that financial update. I guess I would like to start by highlighting that we are a company in transition. Our enterprise gateway business is maturing. We see incremental opportunity in this area related to carriers, content filtering and partnerships where we can add enhanced functionality for the enterprise environment.

We also are moving into a new market, WAN optimization. We launched last quarter the MACH5, which is an upgrade to our existing product that allows us to compete very effectively in the WAN optimization space. We are investing in critical technology for desktop control. We acquired Permeo to help us extend our security and acceleration solutions from the gateway and branch out to the desktop. I would like to discuss each of these areas and help provide insight into how these different business areas are evolving and the challenges and opportunities we face.

We have primarily been selling proxy solutions to enterprises to allow those customers to manage how their employees use the Internet. We have extended that solution through partnerships such as Secure Computing, Websense and SurfControl. We continue to pursue partnerships that help us deliver a richer set of functionality to enterprises. The ProxyAV product, originally acquired from Ositis, allows us to expand our reach and add anti-virus control at the gateway for web protocols. We partner with McAfee, Sophos, Panda and Kaspersky to help us deliver a rich solution for anti-virus control at the gateway. Most recently, we announced a partnership with Vontu that helps us deliver a combined solution for protecting against misuse or inadvertent use of intellectual property or sensitive corporate data. We expect to continue to work with partners to add value to our solution.

We have highlighted in previous conference calls our leadership position in the proxy marketplace. We expect to continue to grow this business, albeit at a slower pace than we had thought in the last year. We continue to take market share away from competitors, and we believe the work that we have done in our channels as well as our selling and marketing organization will benefit us as we look toward the future.

Our strength in this market shows in our high margins. Given our competitive position and the strength of our products, we expect to announce another — and this will be our third — price increase in this calendar year. We have significant differentiation from any of our competitors in the gateway marketplace. As we add new functionality, we continue to see our competitive position strengthen. We lose a small amount of business to competitors, and there were no new products or features that were introduced by competitors that changed the competitive landscape in this last quarter. If anything, we have seen more opportunities to replace existing competitors’ products. Looking to the next several quarters, we do not see any change in the competitive environment for proxies.

As we look at our gateway business, we have to consider how Blue Coat WebFilter is performing. Content filtering as a feature of our gateway business is an increasingly critical element for our success in the market. As we continue to grow Blue Coat WebFilter as a percentage of our revenue, that will help improve our product gross margins. Where we typically get 40 to 50% gross margins on third-party products, Blue Coat WebFilter bears a certain amount of fixed cost per quarter, roughly $350,000 to $400,000 but incremental costs as we add revenue are much less. As we grow that revenue, I would expect gross margins for Blue Coat WebFilter to get better than 80%. Going forward, any Blue Coat WebFilter shipments that are as expensive [as] third-party content filtering products, will depress short-term revenue, increase deferred revenue and improve gross margin and cash flow over the longer term.

Blue Coat WebFilter shipments were up to $3.5 million compared to $2.9 million in the previous quarter. Third-party revenue declined by $3.3 million to $2.8 million compared to $6.1 million in the previous quarter. The substantive part of that drop was shipments of third-party content filtering products, both Websense and Secure Computing. As has been expected for several quarters, we saw a significant drop-off in third-party content filtering revenue.

There is a growth opportunity in content filtering, but revenue recognition rules will actually cause short-term pressure in our overall growth. That being said, content filtering is a market where we see good potential for our product, and I expect we will continue to grow our revenues as we focus increasing resources in this area. I would like to highlight that operating a company with a mix of ratable and regular product revenue presents some unique challenges, especially in how we communicate the state of our business to the investment community. This challenge is exacerbated by our ratable product that is in a market with volatile pricing. Content filtering is just that kind of market.

Historically, we have maintained very strict control over Blue Coat WebFilter discounting, and even at times have lost Blue Coat WebFilter business because of our unwillingness to discount to win the business. We have had to do this in order to generate evidence that the ratable element, Blue Coat WebFilter, when sold with the regular product revenue, is sold at the same price as when the ratable element is sold on a stand-alone basis. If you cannot generate that evidence, then you are required to rate both the Blue Coat WebFilter and the regular product revenue. As you can imagine, as Blue Coat WebFilter gets to be a more significant part of our business, this issue gets to be more significant. Today, we operate with very strict controls to manage this situation.

The downside is that we limit our ability to compete in the content filtering market with companies that do not have a mix of ratable and nonratable revenue. They have total pricing and discount flexibility, where we are hampered. I believe at some point in the future, we will have to provide that same level of pricing flexibility to our sales organizations to continue to grow Blue Coat WebFilter. I don’t believe it is required now. And, more importantly, we will have to help the investor community understand how to look at this issue.

We are offering a consumer version of Blue Coat WebFilter called K9, focused on helping parents protect their home machines from inappropriate content. This is a free product, and is available for download from www.getk9.com. We are now approaching close to 40,000 users for K9 since we introduced the product last September.

In the gateway market, we added somewhere between 325 and 350 new customers this last quarter, and over 40% of our product revenue was from these new customers. As I talked about previously, we shipped in early January the functionality called SSL proxy. We are getting a very good response from enterprises about this set of functionality. The SSL proxy allows organizations to control secure sessions just like they control all the other web traffic. Currently, when an employee connects to an external website via SSL, a tunnel is created that directly connects the employee and the external website. The organization has no control, other than to block a particular IP address or all SSL traffic, which is not feasible in most organizations.

Although the bulk of outbound SSL traffic is employed connecting to banking, online trading, securing sessions to complete a transaction or connecting to sensitive or confidential data, SSL is used by a variety of applications masking themselves with SSL to hide. For example, Skype tries to divert the firewall boundary by hiding on the SSL port. This feature should not be confused with SSL termination or SSL/VPN provided by other vendors. We have a port-provided SSL termination on our product line for over four years that delivers primarily server offload of SSL to improve performance and scalability of server infrastructure.

With the acquisition of Permeo, we did acquire SSL/VPN functionality, and it is a market that over time we will look to gradually enter. SSL proxy, as compared to SSL termination or SSL/VPN, allows organizations to gain visibility, protect from viruses, spyware and malware, customize and control the experience and accelerate encrypted traffic. All the features we provide for standard web traffic are now available through encrypted web traffic. Because of the ramifications of this feature and its potential risk to corporations that now have access to intimate confidential data, we have provided a variety of tools to help manage this information and let corporations set the appropriate level of visibility and logging that they would like.

I have highlighted in previous calls our interest in application delivery infrastructure. We launched the MACH5 functionality in March and released the product for general availability on May 9th of this calendar year. We have talked about this opportunity in the context of branches in the proxy environment. MACH5 adds to our current capabilities an improved TCP stack, CIFS support for storage acceleration, MAPI support for Exchange e-mail acceleration and dictionary-based compression, which we call byte caching, for all protocols. We are expecting a small impact related to MACH5 in Q1, but a significant acceleration in revenue as we move into Q2. We will have trained our entire sales force by the end of this month on the MACH5 functionality.

We are seeing great resonance within our installed base and with new customers with MACH5. The message of application acceleration combined with security control in a single platform is receiving a great response. In many cases, the customers did not even consider the possibility of an integrated platform or they had given up hope. We have stalled a number of purchasing decisions that were clearly going to one of our new competitors in this space, and we expect to have a growing impact going forward. Customers are especially excited about accelerating their SSL traffic, getting an integrated content distribution network solution and being able to offer direct Internet access for branch users on top of the typical application performance features as offered by our product and our competitors.

Our competitors emphasize their application performance features. We are able to match in almost every way those features and differentiate significantly with security and policy control. We are already hearing rumors of our competitors starting to provide a security roadmap. I believe this is being driven off of our entry into the market.

The challenges of managing our existing business while entering this new market does create execution risk. Ultimately, the value of an integrated solution, I believe, outweighs that risk. We will be looking to use the technology we acquired from Permeo to allow us to extend from the gateway, past the bench and ultimately to the desktop, both the acceleration and the security and control capability. Permeo’s connector technology will ultimately be integrated in ProxySG and will provide both application acceleration for desktops, along with enhanced security and endpoint control. Although we are facing some challenges as a company, I believe we are at the positive part of the curve as a result of the introduction of MACH5 and our focus on channel development for our existing products. I think and would like to reiterate to you I think it’s a great time to be at Blue Coat.

Again, I would like to thank everyone for listening in today, and I will turn the call back over to Carla.

C. Chun

Thank you, Brian. Everyone, that concludes our prepared remarks today. We will now turn the call over to Carey for questions.

Operator

Thank you. Ladies and gentlemen, if you wish to ask a question, please press star then one on your touchtone phone. You will hear a tone indicating you have been placed in queue and you may remove yourself from queue at anytime by pressing the pound key. If you are using a speakerphone, please pick up the handset before pressing the numbers. Once again, if you’d like to ask a question, please press star one at this time. And our first question comes from the line of Ryan Hutchinson, WR Hambrecht.

R. Hutchinson

A couple questions here on the decline here in third party. It’s the lowest levels I have seen, I guess, probably in a few years now. Is this a level that we should be modeling moving forward? And I think you pointed out that the bulk of this decline is related to Secure and Websense. So just an update in terms of your relationships with them moving forward? And then I have a follow-up.

B. NeSmith

I think, as we tried to highlight, we do expect to continue to see downward pressure on the third-party content filtering, especially. We do sell — some of that third-party product is anti-virus and streaming functionality, so it’s not going to go to zero. But I could see it definitely going below $2.0 million a quarter over the course of the next fiscal year.

R. Hutchinson

And in terms of the relationships?

B. NeSmith

I think we have tried to highlight to everyone all along that we do everything we can, from a product standpoint, to have all of our partners run as efficiently as possible on our platform.

Clearly, our selling relationship, as an example, in the last couple quarters of Websense — we don’t OEM their product anymore. We meet them in channel. It wouldn’t surprise me to see similar sorts of things with some of our other partners. That revenue that we sell where we are currently selling third-party products is going to increase when you count Blue Coat WebFilter, our own business, as we go forward.

That being said, I don’t expect it to go completely to zero, nor do I expect any of those partners to abandon the platform. We have a very strong installed base, and we want to continue to work with these partners and offer our enterprise customers choices as to which content filtering they would like to select. Obviously, as you can imagine, the relationship with both of those organizations had some challenges. We have tried to work through them and be professional about that, and I don’t see any reason in the end that they are going to disappear.

R. Hutchinson

But as it relates to the $2.8 million in the quarter, what portion of that is related to the anti-virus products?

B. NeSmith

I don’t know, — we are looking it up right now. Hang on for a second; we’re just looking here real quick.

K. Royal

The revenue in the quarter —

B. NeSmith

Anti-virus revenue was just under $1.0 million.

R. Hutchinson

In terms of some comments you made in the application delivery infrastructure market, you highlighted expect some significant contribution here in the October quarter. Can you help us quantify what that means? And then competitively, who are you seeing out there? I guess, who are you seeing and what deals are you installing, if you will?

B. NeSmith

Well, I’m not in a position, obviously, to be specific to which customer accounts. But I think that the three biggest vendors that we are running into most often are Cisco, Juniper, and Riverbed.

R. Hutchinson

In that order?

B. NeSmith

No, not necessarily. Probably Juniper and Riverbed more than anybody else, are the two, the most often that we’re running into. And as far as how big, obviously we don’t normally give guidance past one quarter. Just giving you a sense that we are seeing a lot of good momentum build, and that although we don’t think there will be a significant impact in Q1, it will start to pick up for fiscal Q2. But we don’t give specific numbers guidance.

R. Hutchinson

Let me ask it this way. What are you expecting this quarter?

B. NeSmith

Not a large amount. I think less than $1.0 million this quarter.

Operator

Thank you. Our next question comes from Samuel Wilson, JMP Securities. Please go ahead.

S. Wilson

Good afternoon. Two small questions for you. First some housekeeping — can you give us the number of sales teams and the number of deals over $500,000?

K. Royal

With respect to number of sales teams, we ended the quarter at 46 sales teams.

B. NeSmith

I don’t know, actually, the number of deals over $0.5 million, off the top of my head.

C. Chun

Under?

B. NeSmith

Over.

S. Wilson

Over. You get — All right, I’ll follow up with you guys later.

B. NeSmith

It’s a very small number. I don’t think there’s a lot.

S. Wilson

And the number of sales teams was obviously down, it looked like, from about 51 to 46. Are you starting to try to drive up productivity of the sales teams there?

B. NeSmith

I think it’s more just a reflection. We saw a little bit of turnover in certain parts of the organization, and we are seeing some more leverage of the channel. So obviously, that will hopefully drive more productivity.

S. Wilson

And then just two general questions. First, you have taken operating margins, between the acquisitions and the slowdown of business, from 12% to 1%. And you’re kind of guiding them almost below 1% next quarter. What is your thought process on eventually getting towards your longer-term operating model? Do you see this as a pure revenue growth system? Do you see this as we are going to try to keep a tight lid on expenses and potentially cut some? What is the thought process here?

B. NeSmith

I don’t expect that we’re going to cut expenses to try to get improvements in profitability. That being said, as we see the revenue start to grow again, we would look to provide both an investment in what we are doing as per growing the business, but also growing the bottom line as well. I think we’re at the darkest part of the curve or the darkest part of the night. We’re having to make all these investments in MACH5, continuing to sustain our existing business. We are living the transition of content filtering along with the Permeo acquisition, which means we’re spending about as much as we possibly can, without necessarily the benefit of the return on those sorts of things. So I expect, as we go forward and we see growth in the future, we should start to see some of that flow through into the profitability.

S. Wilson

And if we were standing outside looking in, what kind of milestones should we look at to see whether you’re on track with the return on investment that you expect to see? Is revenue the best way to judge the Company right now?

B. NeSmith

I think revenue and, I think, seeing an improvement in profit as we look out over the next couple of quarters. I think it is both, some of both.

S. Wilson

And the last thing. Just one quick question for Kevin. What would fully-diluted share count be? Not the basic share count but the fully-diluted number?

C. Chun

For the fourth quarter, Sam?

S. Wilson

Yes, please.

C. Chun

It was 13.8 million.

K. Royal

And that’s on a GAAP basis, because you would not use the fully diluted number.

S. Wilson

Because it’s a negative operating income. Right. But what would the fully-diluted number be?

K. Royal

Back on the reconciliation, the number of shares you would use going to a non-GAAP number — it’s listed back there, but it’s 15,037,000.

Operator

Thank you. Our next question comes from the line of Sean Jackson, Avondale Partners.

S. Jackson

Again, regarding the guidance specifically in the July quarter, your revenue is up a little. The non-GAAP net income looks down a little. What is going on in the expense line that looks like there is a change from the April quarter?

B. NeSmith

Well, I mean, probably one of the larger ones is we get the full spending impact of Permeo, which rolls in. We only had about two months of that in fiscal Q4, so we get three full months of that.

S. Jackson

And also, what was the contribution on the revenue side of Permeo in the third quarter?

K. Royal

There was virtually no revenue recorded during the quarter related to Permeo.

S. Jackson

Can you comment on when do you expect that to pick up and change? It doesn’t look like it’s going to be the July, but I assume you expect the back half of the calendar year?

B. NeSmith

I think, toward the end of the calendar year. I would say the back half of the calendar year.

Operator

Our next question comes from the line of Ranjini Chandirakanthan, ThinkEquity.

R. Chandirakanthan

Just following up on some comments that were made at analyst day, I think it was mentioned that you may have to enhance your distribution capabilities with the MACH5. I’m curious what you will be looking to do as you get this product ramped up.

B. NeSmith

Part of what we have seen is that we, I think, have a very good position with a lot of the boutique security resellers that exist around the world. A fair number of them are also sellers of this kind of infrastructure, so a lot of them are going to be common. But there are some of them that are not, and I think to get the exposure that we would like, it does mean probably adding some new channel partners that specifically have either networking expertise or have put a focus on these types of applications. So we are putting some energy in starting to cultivate those types of channels.

R. Chandirakanthan

But you’re starting with your existing channel partners?

B. NeSmith

Certainly, we are going to offer it to our existing channels and help them to understand and train them to be able to do this. But we do see some opportunity to add some other partners as well, for better coverage.

R. Chandirakanthan

You were talking a little bit about competition. I’m curious how many times you come to a deal and nobody has been there yet and you can set the RFP.

B. NeSmith

Since we are very new in the process, I don’t think we have enough of a sample point to say that. There are a few cases where we’ve gone in and made the pitch cold. But I’d say in most of the situations, somebody else has already made a pitch.

R. Chandirakanthan

At Interop, we saw the SSL/VPN appliance. I’m curious if that’s ahead of your schedule, because I know you had mentioned it would take about a year to do some of the integrations with ProxySG. But is the SSL/VPN appliance ahead of schedule?

B. NeSmith

No. I think as an integrated part of the SG, it’s still probably about the year timeframe that we highlighted. That’s an SSL/VPN appliance as a stand-alone solution, not integrated to SG that you saw at the tradeshow.

R. Chandirakanthan

And I understand it is a stand-alone solution. I guess it wasn’t made mention of during the — or I don’t think it was — when you originally introduced this to us. Is this something new, or is that pretty much on plan?

B. NeSmith

No, that’s pretty much what we expected to do.

Operator

Our next question comes from the line of Erik Suppiger, Pacific Growth Equities.

E. Suppiger

First of all, can you just comment — how did the third-party revenues perform relative to your expectations? There was a bit more of a drop than I was expecting.

B. NeSmith

I think that probably if you were to say from what we expected, probably a bit more than we expected as well. Like a lot of things, we did know at some point that this would start to make a change. And how fast it was going to do that and in what kind of steps is a hard thing to predict. And obviously, I think even for us, it was a little bit of a steeper drop than we expected.

We did a great job, I think, in making up for a good percentage of it in our SG sales. And then, obviously it doesn’t help us as much on the revenue side with Blue Coat WebFilter, but the revenue that we did achieve obviously was I think primarily driven off of the incremental increase we saw in our ProxySG sales, although the third-party stuff hurt us somewhat.

E. Suppiger

On the SG front, was there any particular region or any particular product that did well to help offset that?

B. NeSmith

No. I think that Europe continues to do very well. I think North America and Asia both did, I think, about what we expected as well.

E. Suppiger

And on the gross margin front, why was it down? Given that third-party revenues were down fairly significantly, I would have expected more of a benefit there.

K. Royal

So it was primarily due to a write-off of some component parts associated with our ProxySG that were just excess to requirements.

E. Suppiger

Can you give us a sense for, if you were to exclude the write-offs there, I guess the unusual write-offs, where might it have come out? And obviously, where I am trying to go is, what should we expect going forward?

K. Royal

It would have been fairly close to what we experienced last quarter. And this next quarter, we’re forecasting to essentially be flat with the quarter that we just completed, the fourth quarter of 2006.

E. Suppiger

So you are expecting it to be 71% or so in the first quarter?

K. Royal

That’s right.

E. Suppiger

And historically, it’s a kind of midpoint of expectation or my expectation was 72%. Is it going to trend up from there, or is that a normal basis going forward?

K. Royal

Well, you know, we don’t provide guidance beyond the current quarter, Erik. So I wouldn’t comment on that.

E. Suppiger

Lastly, Websense is working with Network Engines to develop an appliance, and Secure has come out with an appliance from its CyberGuard acquisition. Do you see the competitive landscape, or do you anticipate that that will have an impact on the competitive landscape?

B. NeSmith

I’m sure it will have some effect on the landscape. I welcome the opportunity of having two or three other people pitching an appliance-based solution for the gateway, and us being able to compete in that environment. It would allow us to be, now, not the only one pitching basically the same solution. Our ability to differentiate in that market, I think, is very good. And so it’s not something that causes me any kind of fundamental concern. We selectively have already competed with the Network Engines product in a different context. The packaging exercise they are going through I don’t think is going to substantively change what’s going on there. It’s Network Engines running the Microsoft ISA solution with Websense, is what we are seeing as a combination. In a lot of cases, you still have to buy it from three different companies. You have to deal with lots of different technology integration issues. So yes, we will wait and keep our eye on it. But I don’t see it fundamentally changing the competitive dynamic.

E. Suppiger

You had talked about new customer revenue being 40%. Can you give us a reference point of where that has been historically?

B. NeSmith

I think last quarter was about the same.

Operator

Thank you. Our next question comes from the line of Josh Jabs, Roth Capital.

J. Jabs

What type of customers are you initially targeting with MACH5? Your customer base? Where do you think you’re going to have the best opportunity, initially?

B. NeSmith

In our installed base. I think, without a question, we’re going after our installed base first because, obviously, we have existing relationships. And we don’t have to come through a hurdle just trying to introduce who is Blue Coat. That being said, without trying too hard, we seem to be also getting some fairly good resonance outside of our installed base of customers. We’re not trying that hard in that environment right now; it’s mainly into our installed base.

J. Jabs

Within your installed base, though, can you talk about, is there a vertical that’s out there that is maybe more prepared to move in this direction, or there is more of a need to move in this action?

B. NeSmith

I haven’t seen, other than probably financial services, be the area you see the most common in the discussion. But you see a lot of other industries and segments, so it seems to be a very broad-based problem.

J. Jabs

And if we look at the — there was an announcement with Vodafone this quarter. I know you have been in that channel historically, but can you talk about how that deal was structured, how we should look at those deals going forward?

B. NeSmith

We are selling to a number of the different carrier partners, specifically in the mobile phone environment, that want to protect users of a phone — typically parents looking to protect their children as their phones are now web-enabled, to make sure that they are blocked from getting to inappropriate content, is the application. What normally happens is you win a design win with the operating company, and then you have to go work with the individual country organizations as it deploys in each of those areas. And that’s what we’re basically in the midst of doing right now.

J. Jabs

Are those deals on a per-user basis, or is it a site license? What kind of —?

B. NeSmith

More typically a site license.

J. Jabs

Just back to the — on operating expenses. R&D looked to be up a little this quarter. Although you kind of talked about MACH5 maybe being in later stages of development, is that something where on an absolute basis, the numbers should be expected to sort of stay in the range that it’s in? Or what are you expecting there?

B. NeSmith

On an absolute basis, I think I expect it’s going to go up as a result of the full quarter of Permeo spending that is going to take place in there. And then, on a percentage basis over time, we would expect that to start to decrease.

J. Jabs

Is there anything going on there beyond the increase in Permeo?

B. NeSmith

Not really. There’s a little bit of where we are hiring, but nothing substantively.

Operator

Thank you. Our next question comes from Brad Lehl, Jefferies & Co.

B. Lehl

I guess, on the OpEx items again, the sales and marketing was up a bit this quarter, and yet you had fewer sales teams. Can you just talk a little bit more specifically about what is going on there, and kind of what we can expect on a go-forward basis on that line?

B. NeSmith

We, as a result of the Permeo acquisition, inherited a number of people really in the marketing and demand generation functions. So there was a number of people in that area. And I think, as we highlighted, that we saw that more of our money was kind of going into demand generation programs, as opposed to incremental sales teams, and that’s where we thought we would get better growth in that area. So where I think, between those two things, the bulk of the increased spending is going to be driven from.

B. Lehl

And then, going forward, absolute dollars — I assume it will pick up some, but can you give us some idea there?

B. NeSmith

I think we didn’t call out the guidance that we were giving, but —

K. Royal

No, you didn’t call out the specific. It will pick up slightly in Q1. And then, as we move forward, to the extent that revenue increases, the absolute dollars would increase, but as a percentage of revenues would decline over the fiscal year.

B. Lehl

And that is mainly just driven by the Permeo full quarter of costs there for this quarter? That’s what that is due to?

K. Royal

That is correct.

B. Lehl

And then, can you guys also talk about some of your efforts in the midmarket, as you kind of move downstream a little bit, and what kind of success or what your strategy is to sort of expand your market downstream a little bit?

B. NeSmith

We’re not — actually, there is no strategy to expand our market downstream. We continue to stay focused on large to medium enterprise.

B. Lehl

On the guidance, I guess it seems conservative, with some new products and so forth in there. Can you just to speak again? You’re talking about your market being 10% to 20% growth, and the guidance here implies less than 10% this quarter. Can you just give us a little more color on the revenue guidance?

B. NeSmith

The only thing I could add is we’re just now introducing the MACH5 functionality. So you go through the early phases of introduction, as you start to build the pipeline. And then, roughly a quarter or two after that is where you start to see the impact, from a revenue standpoint. And that’s what I think we’re going to see here.

B. Lehl

And then, can you give us the WAN optimization this quarter? You said it will be small, about $1.0 million or so. Can you give us some sense beyond this quarter, kind of what you expect in terms of a ramp beyond the July quarter?

B. NeSmith

No, we can’t. We just don’t give guidance past one quarter.

Operator

Thank you. Again, if anyone would like to ask a question, please press star one on your touchtone phone. Our next question comes from Chris Rowland, Wedbush Morgan.

C. Rowland

Given the current environment with many tech companies being scrutinized for their stock option granting practices, can you elaborate on how you guys issue stock option grants and if you believe there’s any deficiencies in this area?

K. Royal

As it relates to the stock option granting process and everything that is out in the press these days, we have not received any subpoenas. And to our knowledge, we’re not the subject of any investigation around option pricing. I cannot speak to the practices for the period under investigation, but it’s really not our policy to comment on any confidential internal or legal matters in one way or another.

Operator

Thank you. Our next question comes from Chris Hovis, Morgan Keegan.

Z. Austin

This is Zenobia, actually, instead. On the revenue model for the MACH5, is it possible for you to walk us through what is the model there for existing customers? Is the upgrade free, and so the hope is that they will purchase more boxes for those remote locations? Or is there an upgrade that they are required to purchase?

B. NeSmith

If a customer is under an existing maintenance agreement, then the upgrade is free to that customer. That being said, in general, we expect there’s new infrastructure in the way of new boxes required to build out the environment for dealing with application performances, problems in the branch. So it’s primarily a new box sale.

Z. Austin

And then, on the R&D growth, can you maybe talk a little bit about how that has been segmented between how much comes from Permeo versus how much is focused on the new MACH5?

B. NeSmith

I think in this last quarter, the quarter that we’re going into, we’re going to see about $1.8 million in incremental expenses associated with Permeo.

K. Royal

That’s right. Probably about $1.0 million of that related to R&D.

B. NeSmith

To R&D, okay. And then, inside of engineering itself overall, my guess is a little bit more than half of our engineering resources are consumed with MACH5 development right now.

Z. Austin

And then, last question on the MACH5. When you are seeing those competitors, what does that competitive deal look like, when you go in there and you see Cisco or you see Riverbed? How is that playing out in terms of are customers at the point where they are kind of kicking the tires? Do they have very specific requirements yet? And how are you approaching those competitors?

B. NeSmith

In most of the cases, we see people that clearly have an immediate problem. Normally, there’s an evaluation process that’s going to take place, where they are going to bring equipment into a lab environment or into a trial environment and measure how well the boxes are performing. So fundamentally, it’s an evaluation process that you run into. And depending on the customer, they may evaluate different types of traffic and different types of files. And it’s a matter of who can perform best in the different types of traffic types that people see that tends to dictate how people are doing, from a business standpoint.

Operator

Thank you. We have a follow-up question from Ryan Hutchinson, WR Hambrecht.

R. Hutchinson

Just an update on RoHS, how you guys are doing there. Are you on track?

B. NeSmith

Oh, you mean — we don’t call it RoHS, but let’s call it RoHS compliance, but that’s all right. No, it has been a very significant effort for us for over the last year and a half. But yes, we look to be fine going into this changeover.

Operator

Thank you. And we have a follow-up question from Erik Suppiger, Pacific Growth Equities.

E. Suppiger

Can you just tell us, what is the largest deployment that you are evaluating or testing with MACH5? Can you just give a flavor for how many units do you see some of these deals reaching?

B. NeSmith

Most of the deals — typically, they are going to deploy with like 10 to 40 nodes in the initial implementation. There are a few that — I don’t think it will be in the first couple quarters that we’re going to see this size, but there is one particular opportunity we’re pursuing now, it’s just 700 nodes. And there’s another one for just over 400 nodes. And then there’s a bunch of them that kind of fit between 50 and 100 nodes.

E. Suppiger

But the larger ones are not until, presumably, next year some time, calendar year sometime?

B. NeSmith

Well, I expect what will happen is that they will close out. You will get about 40 or 50 nodes and then they will look to roll out in phases to the remainder of their infrastructure.

Operator

Our next question is from Vik Khullar, The Galleon Group.

V. Khullar

I have a question about cash flow from operations. Looks like you guys did — cash flow dipped from like $7.0 million last quarter to $1.3 million this past quarter. What should we expect for cash flow for the July quarter, given that your deferred revenue is still showing a nice ramp-up, but I guess your receivables is a little lumpy from quarter to quarter?

K. Royal

So the accounts receivable increase in the current quarter really is a function of the linearity of shipments. They were weighted more towards the third month of the quarter, and so that is the primary reason why our cash from operations was down as significantly as it was. But I don’t have a forecast for you for the first quarter.

V. Khullar

And in terms of the sales teams, do you expect 45, 46 to be the number where you level off for the next few quarters and work on productivity and working the channel? Or do you expect more turnover to reduce this number? Or do you expect to actually start to hire teams to bring it back to 50?

B. NeSmith

I think will see a slight increase from the 46 in this quarter, back probably to somewhere between 48 and 50. But we are doing a lot of work around the demand generation side of things to help drive productivity.

V. Khullar

Do you still see the sort of core proxy market to be growing 10% to 20%?

B. NeSmith

Yes, I think that’s pretty much as we talked about last quarter. Our growth, which I think we can do a little bit better than that, is going to come at the expense of our competitors. But yes, I think that’s correct.

Operator

We have no one else in queue. Please continue.

C. Chun

Thanks to everyone, again, for joining us today. I would like to remind you that Blue Coat will be participating in the SG Cowen conference in New York on May 31st. And that event will be webcast live and an archived version will be available on our website. A replay of today’s call will be available at area code 320-365-3844, with the pass code 829443, beginning today at 8:30 PM Eastern through next Tuesday, May 30th. An audio archive will also be available on our website.

And just another reminder — following today’s call, please direct all of your inquiries to me at investor relations at 408-220-2318. We look forward to speaking with all of you again soon. Have a great day and goodbye.

Operator

Thank you. Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference service. You may now disconnect.